Exhibit 99.1

VINCE HOLDING CORP. REPORTS SECOND QUARTER 2025 RESULTS

Net Sales of $73.2 Million

Net Income of $12.1 Million; Adjusted Net Income of $4.9 Million

Adjusted EBITDA of $6.7 Million, an increase of $4.0 Million vs. Q2 FY2024

NEW YORK, New York – September 10, 2025 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the second quarter ended August 2, 2025.

Brendan Hoffman, Chief Executive Officer of VNCE said, "We are very proud of our second quarter performance which reflects disciplined execution and strong customer reception to our product offerings especially as we elongated our full-price selling season. As we remain mindful of the dynamic macro environment, our ability to navigate today's challenges while preserving product quality and customer loyalty remains our utmost priority. Given the strength of our underlying trends, we are pleased to be in a position to begin to reinvest in the business as we remain focused on the growth opportunities ahead for the Vince brand as well as the Vince Holding Corp. platform."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 and Exhibit 4 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the second quarter ended August 2, 2025:

•
Total Company net sales decreased 1.3% to $73.2 million compared to $74.2 million in the second quarter of fiscal 2024. The year-over-year decrease was driven by a 5.1% decline in the wholesale segment partially offset by a 5.5% increase in direct-to-consumer segment. The decline in the wholesale segment was primarily due to the shift in timing of fall shipments compared to the prior year as a result of the earlier uncertainty with respect to tariff policies and impact.
•
Gross profit was $36.9 million, or 50.4% of net sales, compared to gross profit of $35.1 million, or 47.4% of net sales, in the second quarter of fiscal 2024. The increase in gross margin rate was primarily driven by approximately 340 basis points due to the favorable impact of lower product costing and higher pricing, and approximately 210 basis points due to the favorable impact of lower discounting, partially offset by approximately 170 basis points due to higher tariffs, and approximately 100 basis points due to increased freight costs.
•
Selling, general, and administrative expenses were $25.8 million, or 35.2% of sales, compared to $34.0 million, or 45.8% of sales, in the second quarter of fiscal 2024. The decrease in SG&A dollars was primarily driven by the receipt of payroll tax credit payments from the U.S. Department of the Treasury under the Employee Retention Credit program (the "ERC benefit"). The ERC benefit was approximately $7.2 million, of which $5.6 million related to the original payroll tax credit claims and was recorded in SG&A as an offset to compensation expenses, with the remaining $1.6 million of interest payments recorded as Other income.
•
Income from operations was $11.2 million compared to income from operations of $1.1 million in the same period last year. Excluding the payments from the ERC benefit, Adjusted income from operations* was $5.5 million for the second quarter of fiscal 2025.

•
Income tax expense was $0.1 million, which represents a discrete tax expense relating to interest received in connection with the ERC benefit. The Company has year-to-date ordinary pre-tax losses and is anticipating annual ordinary pre-tax income for the fiscal year. The Company has determined that it is more likely than not that the tax benefit of the year-to-date ordinary pre-tax loss will not be realized in the current or future years and as such, tax provisions for the interim periods should not be recognized until the Company has year-to-date ordinary pre-tax income. The tax provision in the second quarter of fiscal 2025 compares to an income tax benefit of $0.8 million in the same period last year.
•
Net income was $12.1 million or $0.93 per diluted share compared to net income of $0.6 million or $0.05 per diluted share in the same period last year. Excluding the payments from the ERC benefit and its discrete tax effect, the Adjusted net income* was $4.9 million or $0.38 per diluted share in the second quarter of fiscal 2025.
•
Adjusted EBITDA* was $6.7 million compared to $2.7 million in the same period last year.
•
The Company ended the quarter with 58 company-operated Vince stores, a net decrease of 3 stores since the second quarter of fiscal 2024.

Second Quarter Review

•
Net sales decreased 1.3% to $73.2 million as compared to the second quarter of fiscal 2024.
•
Wholesale segment sales decreased 5.1% to $44.8 million compared to the second quarter of fiscal 2024.
•
Direct-to-consumer segment sales increased 5.5% to $28.5 million compared to the second quarter of fiscal 2024.
•
Income from operations excluding unallocated corporate expenses was $17.3 million compared to income from operations of $15.3 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	August 2,	August 3,
(in thousands)	2025	2024
Net Sales:
Vince Wholesale	$44,762	$47,184
Vince Direct-to-consumer	28,479	26,985
Total net sales	$73,241	$74,169

Income (loss) from operations:
Vince Wholesale	$17,058	$16,663
Vince Direct-to-consumer	211	(1,398)
Total segment income from operations	17,269	15,265
Unallocated corporate (1)	(6,118)	(14,135)
Total income from operations	$11,151	$1,130

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, for the three months ended August 2, 2025, unallocated corporate expenses includes approximately $5.6 million of ERC benefit.

Balance Sheet

At the end of the second quarter of fiscal 2025, total borrowings under the Company's debt agreements totaled $31.1 million and the Company had $42.6 million of excess availability under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2025 was $76.7 million compared to $66.3 million at the end of the second quarter of fiscal 2024. The year-over-year increase in inventory was driven by approximately $5.2 million higher inventory carrying value due to tariffs as well as our strategic decision to ship goods earlier in advance of the expiration of reciprocal tariff extensions.

During the quarter ended August 2, 2025, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Outlook

For the third quarter of fiscal 2025 the Company expects the following:

• Net sales to be approximately flat to up 3% compared to the prior year period.

• Adjusted operating income as a percentage of net sales to be approximately 1% to 4%.

• Adjusted EBITDA as a percentage of net sales to be approximately 2% to 5%.

The above guidance assumes $4 million to $5 million in expected incremental tariff costs, of which the Company expects to mitigate approximately 50% through changes to country of origin, vendor negotiations as well as select and strategic price increases.

Given the uncertainty related to the potential impact and duration of current tariff policy, the Company is not providing guidance for the full year fiscal 2025.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three and six months ended August 2, 2025 and August 3, 2024, adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, share-based compensation, capitalized cloud computing amortization, ERC benefit, and gain on sale of Rebecca Taylor, Inc. and its wholly owned subsidiary ("Gain on Sale of Subsidiary"). For the three and six months ended August 2, 2025 and August 3, 2024, respectively, the Company has provided adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income (loss) of equity method investment, adjusted income (loss) before equity in net income (loss) of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the ERC benefit, Discrete Tax Effect Associated with ERC benefit, and Gain on Sale of Subsidiary.

The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 and Exhibit 4 to this press release.

Conference Call

A conference call to discuss the first quarter results will be held today, September 10, 2025, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, Yuji Okumura. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 030527. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 45 full-price retail stores, 14 outlet stores, and its e-commerce site, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: changes to and unpredictability in the trade policies and tariffs imposed by the U.S. and the governments of other nations; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; general economic conditions; restrictions on our operations under our credit facilities; our ability to improve our profitability; our ability to maintain our larger wholesale partners; our ability to accurately forecast customer demand for our products; our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to realize the benefits of our strategic initiatives; the execution of our customer strategy; our ability to make lease payments when due; our ability to open retail stores under favorable lease terms and operate and maintain new and existing retail stores successfully; our operating experience and brand recognition in international markets; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; competition in the apparel and fashion industry; the transition associated with the appointment of new chief executive officer and new chief financial officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to successfully conclude remaining matters following the wind down of the Rebecca Taylor business; the extent of our foreign sourcing; our reliance on independent manufacturers; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the ethical business and compliance practices of our independent manufacturers; our ability to mitigate system or data security issues, such as cyber or malware attacks, as well as other major system failures; our ability to adopt, optimize and improve our information technology systems, processes and functions; our ability to comply with privacy-related obligations; our ability to regain compliance with the New York Stock Exchange (the “NYSE”) Listed Company Manual and maintain a listing of our common stock on the NYSE; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024
Net Sales	$73,241	$74,169	$131,174	$133,340
Cost of products sold	36,303	39,038	65,073	68,296
Gross profit	36,938	35,131	66,101	65,044
as a % of net sales	50.4%	47.4%	50.4%	48.8%
Gain on sale of subsidiary	—	—	—	(7,634)
Selling, general and administrative expenses	25,787	34,001	59,388	65,944
as a % of net sales	35.2%	45.8%	45.3%	49.5%
Income from operations	11,151	1,130	6,713	6,734
as a % of net sales	15.2%	1.5%	5.1%	5.1%
Interest expense, net	849	1,647	1,705	3,293
Other (income)	(1,560)	—	(1,560)	—
Income (loss) before income taxes and equity in net income (loss) of equity method investment	11,862	(517)	6,568	3,441
Provision (benefit) for income taxes	58	(794)	58	(1,681)
Income before equity in net income (loss) of equity method investment	11,804	277	6,510	5,122
Equity in net income (loss) of equity method investment	256	292	747	(173)
Net income	$12,060	$569	$7,257	$4,949
Earnings per share:
Basic earnings per share	$0.93	$0.05	$0.56	$0.39
Diluted earnings per share	$0.93	$0.05	$0.56	$0.39
Weighted average shares outstanding:
Basic	12,906,045	12,569,488	12,863,100	12,538,695
Diluted	12,958,739	12,617,085	12,950,828	12,606,575

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 2,	February 1,	August 3,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$777	$607	$711
Trade receivables, net	29,405	32,927	35,054
Inventories, net	76,705	59,146	66,343
Prepaid expenses and other current assets	5,184	3,896	6,564
Total current assets	112,071	96,576	108,672
Property and equipment, net	8,416	7,378	6,298
Operating lease right-of-use assets	92,265	91,209	79,659
Goodwill	—	—	31,973
Equity method investment	22,183	23,464	24,727
Other assets	4,037	4,108	2,294
Total assets	$238,972	$222,735	$253,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,882	$35,090	$36,736
Accrued salaries and employee benefits	8,342	8,709	6,442
Other accrued expenses	10,443	13,722	9,545
Short-term lease liabilities	15,069	16,025	14,787
Total current liabilities	69,736	73,546	67,510
Long-term debt	31,096	19,156	54,401
Long-term lease liabilities	87,752	87,180	75,704
Deferred income tax liability and other liabilities	1,093	1,094	3,567
Stockholders' equity	49,295	41,759	52,441
Total liabilities and stockholders' equity	$238,972	$222,735	$253,623

Vince Holding Corp. and Subsidiaries				Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended August 2, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$11,151	$5,613	—	$5,538
Interest expense, net	849	—	—	849
Other (income)	(1,560)	(1,560)	—	—
Income before income taxes and equity in net income of equity method investment.	11,862	7,173	—	4,689
Provision for income taxes	58	—	58	—
Income before equity in net income of equity method investment	11,804	7,173	(58)	4,689
Equity in net income of equity method investment	256	—	—	256
Net income	$12,060	$7,173	$(58)	$4,945
Earnings per share - diluted (1)	$0.93	$0.55	$—	$0.38

	For the Six Months ended August 2, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$6,713	$5,613	—	$1,100
Interest expense, net	1,705	—	—	1,705
Other (income)	(1,560)	(1,560)	—	—
Income (loss) before income taxes and equity in net income of equity method investment.	6,568	7,173	—	(605)
Provision for income taxes	58	—	58	—
Income (loss) before equity in net income of equity method investment	6,510	7,173	(58)	(605)
Equity in net income of equity method investment	747	—	—	747
Net income	$7,257	$7,173	$(58)	$142
Earnings per share - diluted (1)	$0.56	$0.55	$—	$0.01

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended August 3, 2024
	As Reported (GAAP)	Gain on Sale of Subsidiary	As Adjusted (Non-GAAP)

Income from operations	$1,130	$—	$1,130
Interest expense, net	1,647	—	1,647
Loss before income taxes and equity in net income of equity method investment	(517)	—	(517)
Benefit for income taxes	(794)	—	(794)
Income before equity in net income of equity method investment	277	—	277
Equity in net income of equity method investment	292	—	292
Net income	$569	$—	$569
Earnings per share - diluted (2)	$0.05	$—	$0.05

	For the Six Months ended August 3, 2024
	As Reported (GAAP)	Gain on Sale of Subsidiary	As Adjusted (Non-GAAP)

Income (loss) from operations	6,734	$7,634	$(900)
Interest expense, net	3,293	—	3,293
Income (loss) before income taxes and equity in net loss of equity method investment	3,441	7,634	(4,193)
Benefit for income taxes	(1,681)	—	(1,681)
Income (loss) before equity in net loss of equity method investment	5,122	7,634	(2,512)
Equity in net loss of equity method investment	(173)	—	(173)
Net income (loss)	$4,949	$7,634	$(2,685)
Earnings (loss) per share - diluted (2)	$0.39	$0.61	$(0.21)

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,958,739 for the three months ended August 2, 2025. As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,950,828 for the six months ended August 2, 2025.

(2) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,617,085 for the three months ended August 3, 2024. As reported is based on diluted weighted-average shares outstanding of 12,606,575 and as adjusted is based on basic weighted average shares outstanding of 12,538,695 for the six months ended August 3, 2024. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

Vince Holding Corp. and Subsidiaries				Exhibit (4)
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2025	2024	2025	2024
Net income	$12,060	$569	$7,257	$4,949
Interest expense, net	849	1,647	1,705	3,293
Provision (benefit) for income taxes	58	(794)	58	(1,681)
Depreciation and amortization	773	1,022	1,534	2,035
Share-based compensation	96	255	242	250
Capitalized cloud computing amortization	11	—	23	—
ERC benefit	(7,173)	—	(7,173)	—
Gain on sale of subsidiary	—	—	—	(7,634)
Adjusted EBITDA	$6,674	$2,699	$3,646	$1,212